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                                                                    EXHIBIT 99.2



NEWS RELEASE

FOR INFORMATION CONTACT:
Vince Anido, ISTA Pharmaceuticals    Justin Jackson, Burns McClellan (Media)
949/788-5311                         212/213-0006
vanido@istavision.com                jjackson@ny.burnsmc.com
David Waltz, ISTA Pharmaceuticals    Stephanie Diaz, Burns McClellan (Investors)
949/788-5345                         415/352-6262
dwaltz@istavision.com                sdiaz@sf.burnsmc.com


                  ISTA PHARMACEUTICALS ANNOUNCES AGREEMENT WITH
                                 CARDINAL HEALTH

IRVINE, CA. -- JULY 9, 2002 -- ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA), today announced that it has entered into an agreement with Cardinal Health (NYSE:CAH) to manufacture commercial quantities of Vitrase(R), ISTA's proprietary compound for the treatment of vitreous hemorrhage, pending approval of Vitrase by the Food and Drug Administration (FDA).

Under the terms of the agreement, Cardinal Health Sterile Technologies, a member of Cardinal Health's Pharmaceutical Technologies & Services group, will manufacture, package and perform certain manufacturing quality assurance and quality control tests on the product in accordance with specifications provided by ISTA. Territories covered by the agreement include the United States, Canada, Japan and the countries subject to the regulatory jurisdiction of the European Agency for the Evaluation of Medical Products. Other territories may be added at a later date if mutually agreed by Cardinal Health and ISTA. Cardinal Health will also provide the regulatory support required to prepare the manufacturing-related portions of the New Drug Application (NDA) for Vitrase to the FDA. Financial terms of the agreement were not disclosed.

In January 2002, ISTA submitted to the FDA the non-clinical pharmacology and toxicology section of the NDA for Vitrase under FDA provisions available for "fast track" designated drugs that allow for early submission of complete NDA sections prior to the full NDA. In June 2002, ISTA announced plans to submit the clinical section and the chemistry, manufacturing and controls (CMC) section of the NDA to the FDA by the end of the third quarter of 2002, and the final component of the NDA, concerning manufacturing validation, in the first calendar quarter of 2003.

"We are very pleased to have Cardinal Health as our partner for the manufacture of Vitrase," stated Vicente Anido, Jr., Ph.D., chief executive officer of ISTA. "Their resources and experience in producing pharmaceutical products will be a significant asset to ISTA when we finalize our NDA and, pending FDA approval, prepare for the commercial launch of Vitrase."

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ISTA Pharmaceuticals is focused on saving and improving eyesight by developing proprietary therapeutic products. ISTA's product candidates and programs address serious diseases and conditions of the eye such as vitreous hemorrhage, diabetic retinopathy, hyphema, glaucoma, ocular pain and inflammation. Building on this pipeline, ISTA's goal is to become a fully integrated specialty pharmaceutical company by acquiring complementary products, either already marketed or in development.

Cardinal Health, Inc. (www.cardinal.com) is the leading provider of products and services supporting the health care industry. Headquartered in Dublin, Ohio, Cardinal Health employs more than 49,000 people on five continents and produces annual revenues of more than $40 billion. Cardinal Health Pharmaceutical Technologies & Services group has operations worldwide, employing more than 10,000 people at nearly three dozen drug development, manufacturing and packaging centers in 11 countries. It is the leading independent drug delivery technology developer, pharmaceutical packager, and outsourced pharmaceutical manufacturing provider.

This press release contains "forward-looking statements" regarding Vitrase manufacturing activities to be performed, and regulatory support to be provided relative to the NDA for Vitrase, by Cardinal Health, additional territories that may be added to the agreement at a later date and the time frame in which we plan to prepare and submit the clinical and other required sections of the NDA for Vitrase for the treatment of vitreous hemorrhage to the FDA. These statements are based on current expectations of future events and, as such, involve risks and uncertainties that may cause results to differ materially from those set forth in such statements. These risks and uncertainties include the FDA requiring that the Company conduct additional clinical trials and the possibility that the results of any additional clinical trials the Company conducts may not support regulatory approval of an NDA. In addition, Cardinal Health may not be able to provide the manufacturing and/or regulatory support activities contemplated under the agreement with ISTA due to currently unforeseen circumstances, or the possibility that Cardinal Health will not be in compliance with Good Manufacturing Practice regulations, which the FDA strictly enforces. Further information on the risks and factors that could affect ISTA's business, financial condition, and the results of operations are contained in the Company's public disclosure filings with the U.S. Securities and Exchange Commission (SEC), including the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2002, which are available at www.sec.gov



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